EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is voluntarily being entered into as of November 27, 2017, by and between Richard Davis of Metarie, LA, acting on behalf of himself, his heirs, executors, and administrators (hereinafter sometimes referred to as “Mr. Davis”), and Rich Cigars, Inc. (“RCGR”), of 3001 North Rocky Point East, Suite 200, Tampa, FL 33607, and its successors and assigns, acting on behalf of itself and on behalf of its former, present and future affiliates, board members, directors, officers, principals, agents, employees, and their respective successors and assigns for purposes of mutually exchanging the consideration set forth herein and mutually resolving fully and finally all claims and/or disputes that have arisen out of or during the course of Mr. Davis’s employment with RCGR, including but not limited to those arising under any employment agreement or understanding between RCGR and Mr. Davis up until the date of full and final execution of this Agreement.

WITNESSETH:

WHEREAS, Mr. Davis has been employed by RCGR in the capacity of President and Chief Executive Officer of RCGR since RCGR’s inception on July 29, 2013; and

WHEREAS, Mr. Davis’s employment with RCGR will end ten (10) days following the mailing of notice to shareholders on Schedule 14f-1 (“Separation Date”); and

WHEREAS, RCGR and Mr. Davis each desire to resolve against the other all disputes and claims that it or he has, had, may have had and/or could have had arising out of or in connection with Mr. Davis’s employment relationship, the termination of his employment with RCGR, and/or the employment understanding to the date of this Agreement, and to enter into this Agreement to resolve any and all issues in dispute between them without admitting any wrongdoing.

NOW THEREFORE, to resolve fully and finally all disputes and claims arising out of and/or relating to Mr. Davis’s employment relationship with RCGR, and with any other person or entity affiliated with or acting on behalf of RCGR, to the date of this Agreement, and in consideration of, among other things, the mutual promises set forth herein, the receipt and adequacy of which consideration are acknowledged by Mr. Davis and RCGR, Mr. Davis and RCGR hereby agree and stipulate as follows:

1.	WITHDRAWAL OF CLAIMS.

Mr. Davis hereby acknowledges, represents and certifies that as of the effective date of this Agreement (as set forth in Section 9(d) herein), he has not filed, will not file, and waives any claims, suits, or causes of action of any kind against RCGR (as more fully set forth in Section 4 of this Agreement) that Mr. Davis could bring in any forum whatsoever arising out of or related to his employment or the separation of that employment with RCGR up to the date of this Agreement, and he agrees that he will never file or assert such claims in any forum whatsoever. Mr. Davis acknowledges and agrees that, if any claim, suit or cause of action is brought by any person, government agency, or any other entity in his behalf related to his employment or the separation of that employment with RCGR, he shall only participate in any such claim, suit or cause of action to the extent required by applicable law and in no event shall he receive or recover any tangible benefit, other than the consideration to be paid pursuant to this Agreement.

2.	TERMINATION OF EMPLOYMENT.

RCGR and Mr. Davis agree that Mr. Davis’s employment with RCGR, and his tenure on the Board of Directors, will terminate ten (10) days following the mailing of notice to shareholders on Schedule 14f-1. The parties further acknowledge and agree that all obligations of RCGR to Mr. Davis, except as specifically set forth herein, are terminated.

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3.	CONSIDERATION

In full consideration for Mr. Davis entering into and abiding by the terms of this Agreement, RCGR shall make the following payments to Mr. Davis and/or on behalf of Mr. Davis, in accordance with the terms of the Escrow Agreement, as amended on November 27, 2017:

a.     RCGR shall pay to Mr. Davis as a termination fee $71,669.70 within ten (10) days of execution of this Agreement.

In the event of Mr. Davis’s death prior to payment in full of the above amounts, any payments required hereunder shall be payable to Mr. Davis’s estate. All payments and benefits made under this Agreement are subject to deductions for payroll taxes and any other deductions required or imposed by law.

Mr. Davis hereby acknowledges and agrees that the above constitutes good, valuable and sufficient consideration for his waiver and release of any and all actual or potential claims he may have against RCGR and/or the Released Parties, as hereafter defined, and for his obligations under this Agreement. Mr. Davis also agrees to return all outstanding shares of RCGR common stock owned or controlled by him to the transfer agent of RCGR for cancellation and retirement to treasury on or before the release of any funds per that certain separate Escrow Agreement, dated November 27, 2017 (the “Escrow Agreement"). Mr. Alfred Rushing and Mr. Michael Rushing, also Officers and Directors of RCGR, shall also return all outstanding shares of RCGR common stock owned by each to the transfer agent of RCGR, respectively, for cancellation and retirement to treasury on or before the release of any funds per the Escrow Agreement.

The parties further acknowledge and agree that in the event that claims asserted by any company in which Mr. Davis had or has a financial interest lead to a judgment (defined for purposes of this Agreement as a decision on the merits by a court in an adversary proceeding brought by such company and not a settlement or an agreed, confessed, consent, default or otherwise stipulated judgment) prior to November 20, 2018, imposing financial liability on the part of RCGR, any amounts then unpaid to Mr. Davis may be reduced in an amount proportional to the portion of such liability directly attributable to Mr. Davis. If the consideration payable to Mr. Davis is reduced as a result of the application of the preceding sentence, Mr. Davis’s waiver and release and other obligations hereunder shall nevertheless remain in full force and effect as if all consideration otherwise payable to him had been paid.

4.	WAIVER OF CLAIMS AND CAUSES OF ACTION BY MR. DAVIS.

In consideration for the undertakings herein of RCGR, Mr. Davis hereby waives and forever releases and discharges RCGR, its and their former, present and future affiliates, board members, directors, officers, principals, agents, employees, and their respective successors and assigns (hereinafter, collectively, the “Released Parties”) from and against any and all claims and causes of action of any kind whatsoever that he may have, now has or has had or may have had against any of the Released Parties, whether known or unknown, which arose or could have arisen up through the execution of this Agreement, including but not limited to the following:

a.     Any and all claims, duties, and causes of action, arising out of or during the course of Mr. Davis’s employment with RCGR, the employment understanding, Mr. Davis’s application for employment, any transfers of duties, reporting arrangements, assignments, and/or the termination or separation of Mr. Davis’s employment;

b.     Any and all duties and obligations to Mr. Davis that RCGR or the Released Parties has or has undertaken or should have undertaken in connection with Mr. Davis’s employment with RCGR;

c.     Except for the payment set forth in Section 3 above, any claims for past or future compensation, severance payments, accrued and/or future bonus or incentive payments, reimbursement of expenses (other than those expenses that have been properly documented and submitted for reimbursement prior to November 20, 2017), payment of life and/or disability insurance premiums, payment of any allowances, accrued paid time off which includes vacation and sick time (“PTO”), defamation, intentional or negligent infliction of emotional distress, failure to promote, retaliatory and discriminatory discharge, disability discrimination, wrongful discharge, retaliation for the exercise of speech rights, interference with contractual relations, prima facie tort and all other contract or tort claims, or claims for indemnification other than those claims set forth in Section 5 hereof, whether or not arising out of or during the course of his employment, including, but not limited to, any claims for unpaid past or future incentive bonuses or any other compensation of any kind or nature; and

d.     Any and all claims and/or causes of action that RCGR or any of the Released Parties violated any applicable federal, state or local law prohibiting discrimination based on age, race, disability or handicap, gender, national origin, ethnic origin, religion or other forms of discrimination, including, among others, the Equal Pay Act of 1964, 29 U.S.C.

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§ 206; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Rehabilitation Act of 1973; the Vietnam Era Veterans Readjustment Assistance Act; the National Labor Relations Act; the Employee Retirement Income Security Act, any federal, state or local whistleblower law; the Florida Civil Rights Act; or any other federal, state or local law, whether or not specifically identified herein.

Mr. Davis agrees never to file, commence, prosecute or support financially any action, claim, complaint, proceeding, or charge against RCGR or any of the Released Parties, in any local, state or federal court, administrative agency, or through arbitration or mediation or through any other forum with respect to any matter, for or with the purpose of recovering damages or other monetary or personal or equitable relief, or any penalty or censure against RCGR or any of the Released Parties, based on any claim that was or could have been raised arising out of the formation, performance or termination of the employment relationship or the employment understanding, or for any act, transaction, practice, conduct or omission known or unknown that has occurred prior to the effective date of this Agreement.

If any claim is not subject to release, Mr. Davis waives, to the fullest extent permitted by applicable law, any right or ability to be a class or collective action representative or otherwise to recover in any claim, including any putative or certified class, collective or multi-party action or proceeding based on such claim in which RCGR and/or any of the Released Parties is a party.

Neither party is waiving or releasing the other party from any claim for violation of this Agreement.

5.	SURVIVAL OF INDEMNIFICATION CLAIMS.

It is expressly understood and agreed that RCGR remains bound by and subject to the duty to provide indemnification to Mr. Davis and that such obligation continues indefinitely and remains in full force and effect notwithstanding termination of the employment, except that RCGR shall have no duty or obligation to defend or indemnify Mr. Davis with respect to any claim asserted by any company in which Mr. Davis had or has a financial interest or as required by written order of any regulatory or government agency having jurisdiction over RCGR or its subsidiaries. Mr. Davis also understands and agrees that he and the Prior Officers and Directors are bound by the Hold Harmless and Indemnification Agreement dated November 16, 2017, that he executed on his and Messrs. Rushing and Rushing’s behalf.

6.	NON-ADMISSION.

Mr. Davis recognizes that RCGR, by entering into this Agreement, is not admitting any violation of any law, regulation, duty or obligation to Mr. Davis or any wrongdoing or impropriety whatsoever; and Mr. Davis similarly is not admitting any violation of law, regulation, duty or obligation to RCGR or any wrongdoing or impropriety whatsoever.

7.	CONFIDENTIALITY.

Mr. Davis acknowledges that while employed by RCGR, he had access to, possessed or was otherwise exposed to confidential information in connection with his employment concerning RCGR, and that he was at all times under a duty to maintain the confidentiality of such information and not to use the same for his benefit or the benefit of another party. Mr. Davis understands, acknowledges, and agrees that his duties, obligations and covenants to maintain the confidentiality of information concerning RCGR continue indefinitely and do not terminate with the termination of his employment with RCGR. By entering into this Agreement, Mr. Davis agrees that any and all of his prior agreements to maintain the confidentiality of RCGR information, including but not limited to those set forth in the employment understanding, shall continue hereinafter in full force and effect. Mr. Davis hereby further affirms that he has returned to RCGR all documents, records, notebooks and similar repositories of or containing confidential information and all personal property of RCGR that were in his possession, including but not limited to keys, access cards, key fobs, cell phones, computers, documents in any form, customer and patron lists or other information about RCGR and its affiliates and its and their patrons including financial information, legal documents and information, and marketing and financial plans and strategies. In the event that Mr. Davis should at any time in the future identify any confidential information or personal property of RCGR in his actual or constructive possession, he shall forthwith return the same to RCGR.

Mr. Davis’s cooperation in providing access to any electronic devices owned by RCGR is a material provision of this Agreement.

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8.	NON-DISPARAGEMENT/COOPERATION/NON-INTERFERENCE.

RCGR and Mr. Davis mutually covenant and agree that executive employees of RCGR will make no comments, remarks or statements disparaging Mr. Davis and Mr. Davis will not make any comments, remarks or statements disparaging RCGR or any of the Released Parties. Notwithstanding the foregoing, in no event shall Mr. Davis be deemed to be in violation of his obligations under this covenant for providing information to and/or full and truthful responses to oral or written inquiries from any local, State or Federal governmental or quasi-governmental agency(ies). Similarly, neither RCGR nor the Released Parties shall be deemed in violation of its or their obligations under this covenant for providing information to and/or full and truthful responses to oral or written inquiries from any local, State or Federal governmental or quasi-governmental agency(ies).

Mr. Davis also agrees that he shall cooperate with and assist RCGR in addressing matters that arose during the course of his employment, including without limitation (i) the defense of any claims that may be made against RCGR, (ii) the prosecution of any claims that may be made by RCGR, to the extent that any such claims may relate to the duties and services performed by Mr. Davis, and (iii) RCGR’s response to any inquiries by any regulatory authorities having oversight of RCGR or its subsidiaries. Mr. Davis further agrees to cooperate with and assist RCGR in the transition of business matters from Mr. Davis to other executives at RCGR. RCGR agrees to reimburse Mr. Davis for all of his reasonable out-of-pocket costs and expenses associated with such assistance and cooperation, including payment of reasonable attorneys’ fees incurred by Mr. Davis unless expressly prohibited by written agreement, and reimbursement of travel expenses in accordance with RCGR’s travel and reimbursement policy. RCGR acknowledges that Mr. Davis’s cooperation and assistance contemplated hereby shall be subject to his reasonable availability.

In further consideration of the undertakings of RCGR under this Agreement, Mr. Davis shall neither serve on RCGR Board of Directors nor be employed by RCGR or its subsidiaries beyond the Separation Date; nor shall Mr. Davis interfere with or attempt to influence, for personal advantage, any decision, process, or business of RCGR or its subsidiaries.

RCGR agrees to provide reasonable cooperation and assistance to Mr. Davis in connection with any regulatory inquiries arising out of his employment, to the extent that such cooperation and assistance is not in conflict with any applicable code of conduct or regulatory requirement.

9.	PARTIES’ UNDERSTANDING OF AGREEMENT.

Mr. Davis hereby acknowledges and agrees that:

a.     This Agreement will be effective and enforceable immediately upon the execution by Mr. Davis.

Mr. Davis acknowledges that he has been represented by legal counsel of his choosing in the development of this Agreement, that he has been advised of and is aware of the rights that he is waiving under this Agreement, and that he enters into this Agreement knowingly and voluntarily.

10.	SEVERABILITY.

If any provision of this Agreement is determined to be null, void, or inoperable for any reason, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect.

The payment to Mr. Davis pursuant to Section 3 shall cease in the event that the any regulatory authority having jurisdiction over RCGR or its subsidiaries so directs in writing on grounds that such payments are unlawful or in violation of regulations. In such event, Mr. Davis’s waiver and release and other obligations under this Agreement shall nevertheless remain in full force and effect as if all consideration otherwise payable to him had been paid.

11.	IN THE EVENT OF BREACH.

If a dispute arises from or relates to this contract or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association before resorting to arbitration. The parties further agree that any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, in the event that Mr. Davis breaches any of the provisions of Section 7 of this Agreement, Mr. Davis understands that RCGR may exercise any available remedies including its right to bring an action

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to enjoin any such breach in any court having personal jurisdiction over him, as he acknowledges that RCGR would suffer irreparable harm in the event of such breach. Mr. Davis further acknowledges that in no event shall RCGR have to prove special damages before proceeding with an injunction against him. Mr. Davis also agrees that in the event he breaches his covenant of confidentiality toward RCGR, RCGR may recover, in addition to any other legal damages, its reasonable attorney’s fees, court costs and other litigation expenses incurred in investigating and prosecuting any breach. In addition, with respect to his breach or threatened breach of the confidentiality provisions herein, RCGR has the right to notify Mr. Davis’s new or prospective employer of the terms and conditions of this Agreement.

12.	GOVERNING LAW AND NO ASSIGNMENT.

This Agreement shall be construed in accordance with the laws of the State of Florida. In any action arising out of or related to this Agreement, the parties consent to the jurisdiction of the federal and state courts located in the State of Florida over such matter.

Mr. Davis understands and agrees that he may not assign this Agreement or any of his rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto set forth their hands on the dates opposite their signatures.

/s/ Richard Davis	11/27/2017

RICHARD DAVIS	Date
RICH CIGARS, INC.
By: /s/ Al Rushing	11/27/2017

AL RUSHING Its: COO, Director	Date

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